Exhibit 99.1

FOR IMMEDIATE RELEASE

Dean Mitchell Appointed to Talecris Board of Directors

Research Triangle Park, N.C. ( Dec. 17, 2009) — Talecris Biotherapeutics Holdings Corp. (Nasdaq: TLCR) today announced that Dean Jonathan Mitchell has been appointed to its board of directors. Mitchell’s appointment brings the number of Talecris board members to ten.

Mitchell is a seasoned pharmaceutical executive with a proven record of building businesses and creating shareholder value. His extensive industry experience includes commercial management, clinical development, global product launches, executive management and strategic acquisitions. He has served in executive leadership positions at Alpharma Inc., Guilford Pharmaceuticals Inc., Bristol Myers Squibb and GlaxoSmithKline.

“Dean brings to Talecris a diverse background in the pharmaceutical industry, which complements the strength of our existing board,” said Lawrence D. Stern, chairman and chief executive officer of Talecris. “We are pleased to welcome Dean to our board of directors, and we look forward to benefiting from his expertise.” Mitchell will be a member of the compensation subcommittee of the board.

Mitchell most recently served as president and CEO at Alpharma Inc., a global specialty pharmaceutical company, and was also appointed to its board of directors. Alpharma was acquired by King Pharmaceuticals, Inc. in December 2008, and Mitchell ceased to be a director of Alpharma in December 2008. Prior to his tenure at Alpharma, Mitchell was president and CEO of Guilford Pharmaceuticals Inc. from December 2004 until its acquisition by MGI Pharma Inc. in October 2005. Mitchell was at Bristol-Myers Squibb from 2001 until 2004 in several roles, including president, international pharmaceuticals; president, U.S. primary care; and vice president, strategy. He also spent 15 years at GlaxoSmithKline and its predecessor companies, most recently as senior vice president, clinical development and product strategy, from 1999 to 2001, and prior to that as vice president and general manager of specialty divisions, strategic planning, and business development from 1995 to 1999. He received his MBA from City University Business School (London, UK) and his B.Sc. in biology from Coventry University, UK.

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About Talecris Biotherapeutics: Inspiration. Dedication. Innovation. Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology and hemostasis.

Contact:

Becky Levine

Tel.: 919.316.6590, Fax: 919.316.6673

E-mail: becky.levine@talecris.com